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Exhibit 99.9



                                  PRESS RELEASE

HEALTH SCIENCES GROUP COMPLETES THE ACQUISITION OF XCEL HEALTHCARE AND BIOSELECT
                                  INNOVATIONS

         LOS ANGELES, December 17, 2001 - HEALTH SCIENCES GROUP, INC. (the "Company") (OTCBB: HESG) today announced the completion of its acquisition of 100% of the outstanding shares of XCEL Healthcare, Inc. and its research and development division, BioSelect Innovations, Inc., in exchange for stock in Health Sciences Group. XCEL and BioSelect, both based in Woodland Hills, California, supply a wide array of pharmaceutical products and innovative technologies to the life sciences industry.

         Under the terms of the share exchange agreement, Health Sciences Group acquired XCEL and BioSelect for restricted common stock, valued at approximately $2.5 million. In addition, the Company will provide $615,000 in growth capital to XCEL for expansion of its operations and distribution network. Key members of XCEL's management team each entered into a three-year employment contract and will be eligible for additional compensation dependent upon successful achievement of key operating milestones and exploitation of intellectual property developed by XCEL and BioSelect.

         "We are delighted to have completed the acquisition of both XCEL Healthcare and BioSelect Innovations," said Fred E. Tannous, Chief Executive Officer of Health Sciences Group. "Bringing together these innovative companies will provide us with an expanded portfolio of biopharmaceutical products and platform technologies targeting the specialty pharmaceutical market. More importantly, we are committed to directing our combined efforts toward achieving an increasingly recognized leadership position in the rapidly growing integrated healthcare market. Further development of XCEL's patented products and technologies are expected to provide the necessary foundation for tremendous growth potential." Regarding XCEL's future plans, Mr. Kleinberger, its Chief Executive Officer commented, "We have been successfully building our companies since 1996, achieving impressive revenue growth rates exceeding 30% per year. Now, as part of the Health Sciences family, we are excited about the prospect of tapping into their collaborative network and realizing synergies as we continue this tradition of aggressive growth in revenues and earnings." XCEL and BioSelect together will be operated as a wholly-owned subsidiary of Health Sciences Group.

         The Company is at various stages of evaluation, due diligence, and negotiation with several fast growing and fundamentally strong companies. Management plans to make at least three additional acquisitions during 2002.

                        ABOUT HEALTH SCIENCES GROUP, INC

         Health Sciences Group, Inc. is in the business of acquiring, integrating, and operating companies involved in health-related businesses. The Company seeks to establish a collaborative network of companies operating in the fields of pharmaceuticals, nutraceuticals, and biotechnology. Drawing on diverse experiences and extensive resources brought together by its seasoned management team and prestigious advisory board, the Company plans to expand internationally by acquiring and operating profitable, under-valued companies. Management expects to further enhance profitability through organic growth, cost reductions and synergistic efficiencies.



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         This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act
of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.
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HEALTH SCIENCES GROUP, INC.                  AMERICAN FINANCIAL COMMUNICATIONS, INC.
Fred E. Tannous, Chief Executive Officer     Richard Carpenter or Terry McGovern
Bill Glaser, President                       Tel | (415) 389-4670
Tel | (310) 242-6700                         Fax | (415) 389-4694
Fax | (310) 362-8607                         Email | AFC@SBCGlobalnet.net
Email | Info@HSciences.com



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